EXHIBIT 99.10

                                                                  EXECUTION



                            FIRST AMENDMENT TO
                  SUBSIDIARY LOAN AND SECURITY AGREEMENTS


     This FIRST AMENDMENT TO SUBSIDIARY LOAN AND SECURITY
AGREEMENTS (this "Amendment") is entered into as of the 16th day of December, 1994, by and among each of the Borrowers listed on the signature pages hereof (each, individually, a "Borrower" and, collectively, the "Borrowers") and TALLEY MANUFACTURING AND
TECHNOLOGY, INC., a Delaware corporation (the "Lender").


                           W I T N E S S E T H:


     WHEREAS, each of the Borrowers has heretofore entered in a Subsidiary Loan and Security Agreement with the Lender dated
October 22, 1993 (each, individually, a "Subsidiary Loan Agreement" and, collectively, the "Subsidiary Loan Agreements");

     WHEREAS, the Lender has assigned all of its rights under the Subsidiary Loan Agreements and the other Loan Documents with all of the Borrowers other than Talley Technology, Inc. ("TTI") to Agent for the benefit of the lenders (the "Parent Lenders") under the Parent Loan Agreement pursuant to the Collateral Assignment Agreement and has assigned all of its rights under the Subsidiary Loan Agreement and other Loan Documents with TTI to TBCC as Agent and as collateral agent (the "Collateral Agent") for the Parent Lenders and Bank One, Columbus, N.A., a national banking association, as Trustee for the holders of the Senior Notes (in such capacity, together with its successor in such capacity, the "Senior Note Trustee");

     WHEREAS, the Lender, the Agent and the Parent Lenders are about to enter into a Third Amendment to Loan and Security Agreement with respect to the Parent Loan Agreement (the "Parent Amendment"), among other things, to clarify certain provisions of the of the Parent Loan Agreement, to add an alternative interest rate option and to make certain other changes thereto;

     WHEREAS, the Lender and the Borrowers wish to enter into this Amendment to make certain changes to the Subsidiary Loan Agreements consistent with those to be made to the Parent Loan Agreement pursuant to the Parent Amendment and the execution and delivery of this Amendment is a condition precedent to the effectiveness of the Parent Amendment; and

     WHEREAS, the consent of Agent is required for the execution, delivery and performance of this Amendment with respect to the Subsidiary Loan Agreements with all of the Borrowers other than TTI and the consent of the Collateral Agent is required for the execution, delivery and performance of this Amendment with respect to the Subsidiary Loan Agreement with TTI.

     NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     I.   Definitions.   Capitalized terms used herein and not
defined herein shall have the respective meanings given to such terms in the Subsidiary Loan Agreements.

     II.  Amendments to Section 1.1.

          A.   The following definitions shall be added to Section
1.1 of each Subsidiary Loan Agreement, in appropriate alphabetical order:

          "Closing Date Forecasts" shall have the meaning ascribed to such term in Section 9.7 hereof.

          "Extraordinary Item" shall mean, with respect to any revenue or expense item of any Person, any such item that is characterized both by its unusual nature and infrequency of occurrence and that, in accordance with GAAP, is, or could properly be, shown along with its tax effects separately from ordinary income (or loss) and from income from discontinued operations on the income statement of such Person.

          "Forecasts" shall mean (a) as of October 22, 1993, and thereafter until the Lender receives subsequent forecasts pursuant to Section 11.3 hereof, the Closing Date Forecasts referred to in Section 9.7 hereof; and (b) thereafter, the Latest Forecasts most recently received by the Lender pursuant to Section 11.3 hereof.

          "Latest Forecasts" shall have the meaning ascribed to such term in Section 11.3 hereof.

          B. The definition of "EBITDA" set forth in Section 1.1 of each Subsidiary Loan Agreement is hereby amended by adding the following words immediately before the period at the end thereof:

     plus (i) all losses resulting from Extraordinary Items during such period to the extent deducted from net income for such period and minus (ii) all gains resulting from Extraordinary Items during such period to the extent included in net income for such period

          C.   The definition of "Free Cash Flow" set forth in
Section 1.1 of each Subsidiary Loan Agreement is hereby amended to read in its entirety as follows:

          "Free Cash Flow" shall mean, for any applicable fiscal period (as determined in accordance with Generally Accepted Accounting Principles), (a) EBITDA for such period, minus (b) the sum of Capital Expenditures (other than Capital Expenditures for which neither Borrower nor any Affiliate thereof, whether from Advances, the Term Loan or otherwise, shall be the source of funds) actually paid or payable during such period, minus (c) all losses resulting from Extraordinary Items during such period to the extent deducted from net income for such period, plus (d) all gains resulting from Extraordinary Items during such period to the extent included in net income for such period.

     III. Amendments to Section 2.3. Effective January 1, 1994, the third sentence of the second unnumbered paragraph of Section
2.3 of each Subsidiary Loan Agreement is hereby amended to read in its entirety as follows:

     Lender will generally not process any such application involving a Letter of Credit that is not subject to the Uniform Custom and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500 (the "UCP"), any amendments thereto, and any other applicable laws, to the extent not inconsistent with the UCP.

     IV.  Amendments to Section 2.4.  Section 2.4 of each
Subsidiary Loan Agreement is hereby amended in its entirety to read as follows:

          2.4  Manner of Borrowing; Reaffirmation of
     Representations and Warranties; No Default. On the second Business Day following the end of each week, unless sooner requested by Lender, Borrower shall provide Lender with a Borrowing Base Certificate substantially in the form attached hereto as Exhibit A for such week. Borrower shall notify Lender not later than 1:00 p.m. New York City time, on a Business Day that an Advance is requested to be made (or in the case of an Advance that is to be issued as a Letter of Credit, five (5) Business Days before such Letter of Credit is to be issued), specifying the amount of the proposed Advance, and the date of such Advance. Each request by Borrower for an Advance, and the acceptance by Borrower of the proceeds or benefits thereof, shall be deemed to constitute a representation and warranty by the Borrower that, as of both the date of the request and the date on which such Advance is made:

     (A) each of the representations and warranties (other than representations and warranties that expressly speak only as of a specified different date) made by Borrower in this Agreement and in each of the Loan Documents is true and correct in all material respects; and

     (B) no Default or Event of Default has occurred and is continuing or would result from the making of an Advance or issuance of a Letter of Credit; and

     (C) no material adverse change, as determined by Lender in its reasonable discretion, in the financial condition or operations of the Borrower shall have occurred (a) at any time or times subsequent to the most recent annual financial statements provided pursuant to Section 11.2, and (b) prior to the receipt of the first of such statements at any time subsequent to August 31, 1993.

     Lender's obligation to fund any Advance under this Section 2.4 shall be subject to (a) Lender's receipt of all applications, certificates, consents, schedules, instruments, security agreements, financing statements, opinions and other documents which are provided for hereunder or under the other Loan Documents or which Lender may reasonably request, and
     (b) Borrower's eligibility for such Advance as indicated by the Borrowing Base Certificate most recently provided to Lender prior to the date on which the Advance is requested to be made.

     V. LIBOR Provisions. Notwithstanding anything to the contrary contained in any Subsidiary Loan Agreement or any Loan Document, if for any period any portion of Lender's interest-bearing "Obligations" under the Parent Loan Agreement shall consist of a LIBOR Loan (as defined in the Parent Loan Agreement), then each Borrower's interest obligation and other obligations under its respective Subsidiary Loan Agreement with respect to an equivalent portion of the Loans outstanding thereunder shall be calculated and paid in the same manner and at the same time as interest on such LIBOR Loan is calculated and paid under the Parent Loan Agreement and each Borrower shall be liable with respect to a ratable portion of any increased costs, losses, expenses or other costs or amounts for which Lender is liable pursuant to the Parent Loan Agreement in respect of LIBOR Loans. An allocation to each Borrower of interest expense in respect of the Subsidiary Loan Agreements shall be made by Lender monthly, in arrears, and an allocation to each Borrower of increased costs, losses, expenses or other costs and amounts shall be made by Lender as and when they are incurred, in each case on a pro rated basis to be determined by Lender and reasonably acceptable to the Agent, based on the average daily principal amount of the Loan (exclusive of the average daily sum of the undrawn face amounts of or unreimbursed drawings under any Letters of Credit) to each Borrower) outstanding during the prior month. Each such allocation, when made by Lender and accepted by Agent, shall be binding and conclusive against the Borrowers.

     VI.  Amendments to Section 7.1(b) of Talley Defense Systems,
Inc. Subsidiary Loan Agreement. Effective as of October 22, 1993, the first sentence of subsection (b) of Section 7.1 of the Subsidiary Loan Agreement with Talley Defense Systems, Inc. shall be amended to read in its entirety as follows:

     As further security for all such Obligations, Borrower has delivered the Mortgages to Lender on each parcel of Real Estate owned by it as of October 22, 1993 (other than the parcel located at 4551 East McKellips Street, Mesa, Arizona).

     VII. Amendments to Section 7.1(b) of Waterbury Companies, Inc. Subsidiary Loan Agreement. Effective as of October 22, 1993, the first sentence of subsection (b) of Section 7.1 of the Subsidiary Loan Agreement with Waterbury Companies, Inc. shall be amended to read in its entirety as follows:

     As further security for all such Obligations, Borrower has delivered the Mortgages to Lender on each parcel of Real
     Estate owned by it as of October 22, 1993 (other than the parcel located at 100 Calhoun Street, Independence,
     Louisiana).

     VIII. Amendments to Section 9.2. Effective as of October 22, 1993, Section 9.2 of each Subsidiary Loan Agreement is hereby amended to read in its entirety as follows:

          9.2 Executive Offices. Borrower's chief executive office and principal place of business is at the address set forth above or at such other address to which such chief executive office and principal place of business have moved in compliance with Section 18.13 hereof.

     IX.  Amendments to Sections 9.6, 9.9, 9.10 and 9.11.
Effective as of October 22, 1993, the words "As of October 22, 1993," shall be added to the beginning of each sentence of Section 9.6, and to the beginning of each of Sections 9.9, 9.10 and 9.11 of each Subsidiary Loan Agreement, and the first letter of the respective first words immediately thereafter shall be reduced to lower case.

     X.   Amendments to Section 9.7.  Effective as of October 22,
1993, Section 9.7 of each Subsidiary Loan Agreement is hereby amended to read in its entirety as follows:

          9.7 Forecasts. As of October 22, 1993, Borrower has delivered to Lender forecasted financial statements consisting of balance sheets, cash flow statements and income statements of Borrower together with appropriate supporting details and a statement of the underlying assumptions, ranges and limitations (the "Closing Date Forecasts"). The Closing Date Forecasts cover the five-year period commencing on January 1, 1993 and have been prepared on a monthly basis for each of the first twelve (12) months and on an annual basis thereafter.
     As of October 22, 1993 with respect to the Closing Date Forecasts, and as of the respective date when delivered with respect to each of the Latest Forecasts, each of such Forecasts (a) have been prepared by Borrower in good faith and in the light of the past business of Borrower and with a good faith belief in the reasonableness of the assumptions on which the Forecasts were based, (b) disclose all material or significant assumptions used in preparation thereof, (c) represent the good faith opinion of Borrower and its senior management as to the most probable course of Borrower's business and (d) fairly present the information which they purport to show. Except as noted therein, the practices followed in preparing such Forecasts do not materially differ from practices usually followed by Borrower in the preparation of financial forecasts in good faith and in the regular course of an ongoing business.

     XI.  Amendments to Section 9.8.  Effective as of October 22,
1993, Section 9.8 of each Subsidiary Loan Agreement is hereby amended to read in its entirety as follows:

          9.8 Documents Delivered to Lender. All data, reports and information which Borrower has supplied or will supply to Lender or caused to be supplied by a third party on its behalf in connection with the obtaining of the credit provided for in this Agreement or in connection with its business transactions giving rise to Borrower's seeking such credit, including without limitation, the Registration Statement (such data, reports and information with respect to Borrower shall be taken as a whole), are complete and accurate as of the date when supplied to Lender and contain no material omission or misstatement as of the date when supplied to Lender, are not misleading as of the date when supplied to Lender, and as of such date contain no material information the subject of which has changed materially and adversely without Borrower having notified Lender of such change in writing.

     XII. Amendments to Section 9.14. Effective as of October 22, 1993, Section 9.14 of each Subsidiary Loan Agreement is hereby amended to read in its entirety as follows:

          9.14 Compliance with Tax Laws. Borrower has in all material respects accurately prepared and timely filed all tax returns (federal, state or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves therefor. Except as set forth on Schedule 9.14 or as otherwise expressly permitted pursuant to Section 17.3 hereof, no assessments or proposed adjustment of federal or state income taxes or other material state, municipal or local taxes are pending or have been made against Borrower by any taxing authority nor has any penalty or deficiency been made by any such authority and Borrower has no knowledge of any proposed liability for any such tax to be imposed against Borrower. As of October 22, 1993, no federal or other income tax return of Borrower is presently being audited by the Internal Revenue Service or any state or local tax authority nor are the results of any prior audit by the Internal Revenue Service or any state or local tax authority being contested by Borrower except as specifically described on Schedule 9.14 hereto.

     XIII. Amendments to Section 9.15. Effective as of October 22, 1993, Section 9.15 of the Loan Agreement is hereby amended to read in its entirety as follows:

          9.15 Proceedings and Litigation. No action, investigation (known to Borrower) or proceeding is now pending or, to Borrower's knowledge, threatened against Holdings, Borrower at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the federal or any state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, (a) that is likely to be material to Borrower, except as specifically described in Schedule 9.15 hereto, and (b) such other actions, investigations and proceedings of which Borrower has given notice to Agent as required pursuant to Section 16.7, none of which other actions, investigations and proceedings is likely to have a material adverse effect on the business, property, financial condition or prospects of Borrower. Borrower has not accepted liability for any such action or proceeding.

     XIV. Amendments to Sections 9.17 and 9.18.  Effective as of
October 22, 1993, Sections 9.17 and 9.18 of each Subsidiary Loan
Agreement are hereby amended to read in their entirety as follows:

          9.17 Location of Receivables Records. Borrower maintains its records relating to its Receivables at the addresses listed on Schedule 9.17 hereto or at such other address to which such records have been moved in compliance with Section
     18.13 hereof.

          9.18 Location of Inventory. Borrower maintains its Inventory at the addresses listed on Schedule 9.18 hereto or at such other address to which such Inventory has been moved in compliance with Section 18.13 hereof except for (a) Inventory in transit or (b) Inventory being processed by third parties not exceeding One Hundred Thousand Dollars ($100,000) in aggregate fair market value.

     XV. Amendments to Section 9.19. Effective as of October 22, 1993, the first sentence of Section 9.19 of each Subsidiary Loan
Agreement is hereby amended to read in its entirety as follows:

     Annexed hereto as Schedule 9.19 is a description of all Borrower's Equipment and describing the places where the same is located as of October 22, 1993.

     XVI. Amendments to Sections 9.20, 9.21 and 9.23. Effective as of October 22, 1993, the words "or as is otherwise permitted pursuant to Article 18 hereof" shall be added immediately before the period at the end of each of Sections 9.20 and 9.21 of each Subsidiary Loan Agreement and immediately before the first comma in
Section 9.23 of each Subsidiary Loan Agreement.

     XVII. Amendments to Section 9.28. Effective as of October 22, 1993, Section 9.28 of the Loan Agreement is hereby amended to read in its entirety as follows:

          9.28 Employees.  Borrower has no union contract except
     (a) as of October 22, 1993, as set forth in Schedule 9.28 hereto, (b) amendments or replacements of the union contracts, if any, set forth in Schedule 9.28 hereto which in any such case has not had and could not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents or on the business, operations, assets, conditions (financial or otherwise) or prospects of Borrower, and (c) such other union contracts as to which Borrower has given notice to Lender and which shall have been entered into following good faith bargaining between Borrower and those of its employees covered thereby and without any strike, work stoppage or other similar action by Borrower's employees against Borrower or the threat thereof. Borrower has no labor controversy presently existing or, to Borrower's knowledge, threatened which may result in a strike or work stoppage against Borrower.

     XVIII. Amendments to Section 11.2(a) of Certain Subsidiary Loan Agreements. Subsection (a) of Section 11.2 of the Subsidiary Loan Agreements with Waterbury Companies, Inc. and Talley Metals Technology, Inc. shall be amended by deleting the word "audited" from the first sentence thereof and by deleting the final sentence thereof.

     XIX. Amendments to Section 11.3. Effective as of October 22, 1993, Section 11.3 of each Subsidiary Loan Agreement is hereby amended to read in its entirety (except as further amended pursuant to Paragraph 20 hereof) as follows:

          11.3 Forecasts. At least fifteen (15) days but not more than sixty (60) days prior to the end of each fiscal year of Borrower, forecasts (the "Latest Forecasts") prepared in a manner consistent with Borrower's past practices and in such further reasonable detail as Lender may request consisting of projected balance sheets, and income, availability and cash flow statements of the Borrower and a borrowing availability forecast of the Borrower (based upon the derived calculations or amounts listed on Schedule 2.1 hereto), on a monthly basis for each of the forthcoming twelve (12) months, month by month, together with such appropriate supporting details and statements of assumptions, all as Lender may reasonably request;

     XX. Amendments to Section 11.3 of Certain Subsidiary Loan Agreements. The following proviso shall be added to Section 11.3 (as otherwise amended pursuant to Paragraph 19 hereof) of the Subsidiary Loan Agreements with Talley Automotive Products, Inc., Talley International Investment Corporation and WDC, Inc. immediately after the semi-colon at the end thereof:

     provided, however, that annual forecasts with respect to Borrower shall not be required to be delivered pursuant to this Section 11.3 if and so long as Borrower is and remains inactive;

     XXI. Amendments to Section 15.2. Effective as of October 22, 1993, Section 15.2 of each Subsidiary Loan Agreement is hereby amended to read in its entirety (except as further amended pursuant to Paragraph 22 hereof) as follows:

          15.2 Additional Covenants and Representations. All Inventory is, and will be, owned by Borrower free and clear of all liens and encumbrances in favor of any party other than Lender, Agent and the Lenders named in the Parent Loan Agreement, except for Permitted Liens and Liens described on
     Schedule 15.2 hereto, and shall be maintained at the locations shown on Schedule 9.18 hereto except as permitted by this Agreement. No Inventory shall be removed therefrom, except for (a) transfer to another facility of Borrower, (b) the purpose of sale in the ordinary course of Borrower's business or (c) transfer for processing and assembly, in the ordinary course, in the case of clauses (a) and (c), to the extent disclosed on the perfection certificate of Borrower provided Agent and the Lenders named in the Parent Loan Agreement. Except for sales in the ordinary course of business, Borrower will not sell, encumber, dispose of or permit the sale, encumbrance, return or disposal of any Inventory without Lender's prior written consent. If sales are made for cash, Borrower shall immediately deliver to Lender the identical checks or other forms of payment which it receives to the lock box established pursuant to this Agreement. Borrower shall specially and separately account for all Inventory to be sold to the United States, any department, agency or instrumentality thereof or to any State of the United States, or any city, town, municipality or jurisdiction thereof and shall physically segregate such Inventory upon its becoming work-in-progress (as distinct from raw materials).

     XXII. Amendments to Section 15.2 of Porcelain Products Co. Subsidiary Loan Agreement. The following sentence shall be added to the end of Section 15.2 (as otherwise amended pursuant to Paragraph 21 hereof) of the Subsidiary Loan Agreement with
Porcelain Products Co.:

     Without the prior written consent of Lender, Borrower will not at any time have or maintain in the State of Tennessee
     Inventory having a fair market value greater than $2,000,000 in the aggregate.

     XXIII.    Amendments to Section 16.1 of John J. McMullen
Associates, Inc. Subsidiary Loan Agreement. The following sentence shall be added to the end of Section 16.1 of the Subsidiary Loan
Agreement with John J. McMullen Associates, Inc.:

     Without the prior written consent of Lender, Borrower will not at any time have or maintain in the State of Maryland
     Equipment having a fair market value greater than $50,000 in the aggregate.

     XXIV. Amendments to Section 18.10 of Certain Subsidiary Loan Agreements. Effective October 22, 1993, Section 18.10 of the Subsidiary Loan Agreements with Talley Metals Technology, Inc. and Amcan Specialty Steels, Inc. shall be amended by deleting the word "and" at the end of Subsection (d) thereof, deleting the period at the end of Subsection (e) thereof, inserting in lieu thereof "; and" and adding a new Subsection (f) to such Section immediately thereafter to read as follows:

     (f) Through March 31, 1994, Liens in favor of Security Pacific Business Credit Inc. ("SPBC") on cash collateral granted by Talley Metals Technology, Inc. and Amcan Specialty Steels, Inc., in the aggregate amount of $377,576.20 less the cumulative sum of all such cash released prior to March 31, 1994 by SPBC, as security for certain letters of credit outstanding on the date hereof caused to be issued by SPBC for the account of Talley Metals Technology, Inc. and Amcan Specialty Steels, Inc.

     XXV. Amendments to Section 19.1 of Certain Subsidiary Loan Agreements. Effective October 22, 1993, the references to "$6,000,000" set forth opposite the calendar quarters ending each of June, September and December, 1994, in Section 19.1 of the Subsidiary Loan Agreements with John J. McMullen Associates, Inc. and Porcelain Products Co. shall be changed to "$3,000,000" in each such instance.

     XXVI. Amendments to Section 19.3. Effective as of October 22, 1993, the reference to "Forecasts" in the first sentence of
Section 19.3 of each Subsidiary Loan Agreement shall be changed to "Closing Date Forecasts."

     XXVII.    Amendments to Section 26.3.  The address for notice
to Lender or Agent set forth in Section 26.3 of each Subsidiary
Loan Agreement is deleted, and the following is substituted therefor:

     If to Lender or Agent:   c/o Transamerica Business Credit
                              Corporation
                              555 Theodore Fremd Avenue
                              Rye, New York  10580
                              Attn:  Steven Fischer

     With a copy to:          Rogers & Wells
                              200 Park Avenue
                              New York, New York 10166
                              Attn:  Alan M. Christenfeld, Esq.


The address for notice to Agent or TBCC set forth in all other Loan Documents shall be changed identically.

     XXVIII.   Amendments to Term Note Made by TTI.  Effective as
of October 22, 1993, the reference to "One Hundred Nineteen Thousand Two Hundred Thirty One Dollars ($119,231)" set forth in the Term Note made by TTI shall be changed to "Sixty-Four Thousand One Hundred Three Dollars ($64,103)." TTI will, promptly upon demand by the Agent, execute and issue to Lender and deliver to Agent such new replacement Term Note as Agent may request to reflect the amendments effected pursuant to this Paragraph 28, in exchange for the Term Note issued to Lender by such Borrower and held in pledge by the Agent immediately prior to such exchange; provided, however, that the amendments effected pursuant to this Paragraph 28 shall be effective notwithstanding the absence of any request or demand by Lender or the Agent for, or the failure of TTI to issue or deliver, any of such new replacement promissory notes.

     XXIX. Conditions to Effectiveness. This Amendment shall be effective as of the date first above written upon satisfaction of the following conditions precedent:

          A. Documents from Borrower. The Agent shall have received this Amendment executed by a duly authorized officer of Lender and each Borrower.

          B.  Consent of Agent and Collateral Agent.  TBCC, as
Agent and Collateral Agent, shall have consented to the execution, delivery and performance of this Amendment by executing the Consent set forth below.

          C. Amendments to Parent Loan Documents. The Lender shall have executed the Parent Amendment and the Lender and each Borrower shall have executed and/or delivered such other documents and instruments in connection therewith as the Parent Lenders and the Agent shall require as a condition precedent to the effectiveness thereof, each in form and substance satisfactory to the Agent, and such Parent Amendment shall have become effective.

          D. Legal Opinions. The Agent shall have received an opinion of Messrs. Meyer, Hendricks, Victor, Osborn & Maledon, P.A., counsel to Borrower relying in part upon the opinion of Messrs. Donovan Leisure Newton & Irvine, New York counsel to the Borrower, each addressed to the Agent, the Parent Lenders and the Lender and in form and substance satisfactory to the Agent.

          E. Corporate Proceedings. The Agent shall have received a copy of the resolutions (in form and substance reasonably satisfactory to Agent) of the Board of Directors of each Borrower authorizing (i) the execution, delivery and performance of this Amendment and the other Loan Documents contemplated hereby, and
(ii) the consummation of the transactions contemplated hereby and thereby, all certified by the Secretary or an Assistant Secretary of each Borrower on the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificate.

          F. No Defaults. No Default or Event of Default shall have occurred and be existing either before or immediately after giving effect to this Amendment.

          G. Representations and Warranties True. The representations and warranties contained herein, in the Subsidiary Loan Agreements and in all other Loan Documents (other than representations and warranties that expressly speak only as of a specified different date) shall be true and correct both as of the date hereof and immediately after giving effect to this Amendment.

          H. Certificate of Officers. The Agent shall have received a certificate, in form and substance satisfactory to the Agent, dated the date of the effectiveness of this Amendment and signed by the President, a Vice President or the Secretary, and the Treasurer or Controller, of each Borrower certifying that the conditions set forth in this Section 29 have been fulfilled and as to such other matters as the Agent shall reasonably require.

          I. Other Conditions. The Agent shall have received such other agreements, opinions, certificates, representations, instruments and other documents as it may reasonably require, all in form and substance satisfactory to the Agent.

     XXX. Mortgage Amendments and Title Policy Endorsements. Each Borrower covenants and agrees to execute and deliver, and to cause to be executed and delivered, to the Agent, within seventy-five
(75) days after the date hereof, such amendments or modifications to the Mortgages and assignments of the Mortgages, if any, heretofore delivered by such Borrower to Lender, and, within one hundred fifty (150) days after the date hereof, such endorsements to the policies of title insurance with respect thereto, as the Agent shall reasonably require to confirm that the Mortgages and assignments of the Mortgages continue to be valid and grant a first priority perfected Lien on the Real Estate covered thereby, free and clear of all defects and encumbrances other than as Agent may approve, to secure the repayment of the Obligations after giving effect to this Amendment and all prior amendments, if any, of the Subsidiary Loan Agreement.

     XXXI. Representations and Warranties. Each Borrower hereby represents and warrants to the Lender and the Agent that (i) the execution, delivery and performance of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by such Borrower and its Affiliates are within their respective corporate powers and have been duly authorized by all necessary corporate action, (ii) no consent, approval, authorization of, or declaration or filing with, any governmental or public authority, and no consent of any other Person, is required in connection with the execution, delivery and performance of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by such Borrower and its Affiliates, except for those already duly obtained, (iii) this Amendment and the other documents and instruments to be executed and delivered in connection herewith by such Borrower and its Affiliates have been duly executed by such Borrower and Affiliates and constitute the legal, valid and binding obligation of such Borrower and Affiliates, enforceable against them in accordance with their terms, (iv) the execution, delivery and performance by such Borrower and its Affiliates of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by such Borrower and its Affiliates do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of such Borrower or any of its Affiliates by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which such Borrower or such Affiliate is a party or which is binding upon it,
(b) any requirement of law applicable to such Borrower or such Affiliate, or (c) the Certificate or Articles of Incorporation or By-Laws of such Borrower or such Affiliate, (v) no event has occurred and is continuing which constitutes a Default or an Event of Default, and (vi) no change or development or event involving a prospective change, which in any such case has had or could reasonably be expected to have a material adverse effect on the ability of such Borrower to perform its obligations under the Loan Documents or on the business, operations, assets, conditions (financial or otherwise) or prospects of the Borrowers on a consolidated basis has occurred and is continuing.

     XXXII.    Reference to and Effect on Loan Documents.

          A. On and after the date hereof, each reference in the Subsidiary Loan Agreements to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the other Loan Documents to a Subsidiary Loan Agreement, shall mean and be a reference to such Subsidiary Loan Agreement as amended hereby.

          B. Except as specifically amended above, all of the terms of the Subsidiary Loan Agreements shall remain unchanged and in full force and effect.

          C. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default or Event of Default, nor as a waiver any right, power or remedy of any Lender or the Agent under any Subsidiary Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of any Subsidiary Loan Agreement or any of the other Loan Documents.

     XXXIII.   Execution in Counterparts.  This Amendment may be
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered (including delivery by telecopier) shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     XXXIV.    Governing Law.  This Amendment shall be governed by,
and shall be construed and enforced in accordance with, the laws of the State of New York.

     XXXV. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                         BORROWERS:

                         AMCAN SPECIALTY STEELS, INC.; DIMETRICS,
                         INC.; ELECTRODYNAMICS, INC.; JOHN J.
                         MCMULLEN ASSOCIATES, INC.; PORCELAIN
                         PRODUCTS CO.; ROWE INDUSTRIES, INC.;
                         TALLEY AUTOMOTIVE PRODUCTS, INC.; TALLEY
                         CANADA, INC.; TALLEY DEFENSE SYSTEMS,
                         INC.; TALLEY INTERNATIONAL INVESTMENT
                         CORPORATION; TALLEY METALS TECHNOLOGY,
                         INC.; TALLEY TECHNOLOGY, INC.; UNIVERSAL
                         PROPULSION COMPANY; WATERBURY COMPANIES,
                         INC.; WDC, INC.


                         By:Mark S. Dickerson
                            Name:  Mark S. Dickerson
                            Title: Secretary



                         LENDER:

                         TALLEY MANUFACTURING AND TECHNOLOGY,
                              INC.

                         By:Mark S. Dickerson
                            Name:  Mark S. Dickerson
                            Title: Vice President & Secretary

                   CONSENT OF AGENT AND COLLATERAL AGENT


          The undersigned, as Agent, hereby consents to the execution, delivery and performance of the foregoing First Amendment to Subsidiary Loan and Security Agreements with respect to the Subsidiary Loan Agreements with all of the Borrowers other than TTI and, as Collateral Agent, hereby consents to the execution, delivery and performance of the foregoing First Amendment to Loan and Security Agreements with respect to the Subsidiary Loan Agreement with TTI.


Dated:  As of December 16, 1994


                  TRANSAMERICA BUSINESS CREDIT CORPORATION, as
                         Agent and Collateral Agent

                  By:Steve Goetschius
                     Name:  Steve Goetschius
                     Title: Vice President